Exhibit 10.7
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“AGREEMENT”), is made as of May 27th, 2008, by and between TransCommunity Financial Corp. (“Corporation”) and Patrick J. Tewell (“Executive”).
     WHEREAS, it is the desire of the Corporation to have the benefit of Executive’s loyalty, service and counsel; and
     WHEREAS, the Executive wishes to remain an employee of the Corporation; and
     WHEREAS, the Corporation desires to protect its confidential information and guard against unfair competition; and
     WHEREAS, Executive possesses certain valuable knowledge, professional skills and expertise which will contribute to the continued success of the business of the Corporation and its affiliates; and
     WHEREAS, the Corporation has entered into an Agreement and Plan of Merger, dated September 5, 2007, with Community Banker’s Acquisition Corp. (the “Merger Agreement”) pursuant to which the Corporation would merge with and into Community Banker’s Acquisition Corp. (the “Merger”); and
     WHEREAS, Community Banker’s Acquisition Corp. also has agreed to merge with BOE Financial Services of Virginia, Inc. (the “BOE Merger”); and
     WHEREAS, the Corporation and Executive desire to set forth, in writing, the terms and conditions of their agreements and understandings.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:
     Section 1. Employment.
     (a) The Corporation and Executive agree that Executive shall be employed as the Senior Vice President and Chief Financial Officer of the Corporation and shall perform such services for the Corporation as may be assigned to Executive by the Corporation from time to time upon the terms and conditions herein provided.
     (b) References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Executive performs services. After the Merger is effective, “Corporation” shall mean and refer to Community

Banker’s Acquisition Corp. and to each of its Affiliates for which Executive performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.
     (c) The Executive shall devote his full time and attention to the discharge of the duties undertaken by him hereunder. Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with general business standards of conduct.
     (d) Executive acknowledges that he is entering into this Agreement of his own free will and that he has had the opportunity to obtain the advice of independent counsel of his own choice.
     Section 2. Term of Employment.
     The term of this Agreement shall be deemed to commence on the date hereof and shall end on the third anniversary of the date hereof.
     Section 3. Compensation.
     (a) As compensation for the services to be rendered by the Executive under this Agreement, the Executive shall receive a base annual salary equal to the rate in effect on the date of this Agreement. Upon the consummation of the Merger, Executive’s annual base salary shall increase to One Hundred Forty Thousand Dollars ($140,000). The Executive may receive base salary increases and incentive, bonus compensation or other compensation in the amounts determined by the Board of Directors of the Corporation.
     (b) The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and the Executive for participation in any corporate sponsored benefit plans for which a contribution is required.
     (c) Except as otherwise expressly set forth herein, including without limitation as set forth in Section 7(d)(1), no compensation shall be paid pursuant to this Agreement subsequent to any termination of Executive’s employment with the Corporation; provided, however, that Executive’s right to exercise stock options following a termination of employment shall be governed by the terms of the Corporation’s stock option plans and any stock option agreements between the Corporation and the Executive; and, provided further, Executive’s rights to severance pay if his employment terminates following a “Change in Control” of the Corporation, shall be governed by the Change in Control Agreement between the Executive and the Corporation of even date herewith. For purposes of the preceding sentence, the term, “Change in Control,” shall have the meaning given to that term in the Change in Control Agreement between the Executive and the Corporation of even date herewith.

     Section 4. Additional Benefits.
     Executive shall be entitled to participate in the Corporation’s employee benefit plans and programs for which he is or will become eligible according to the terms of said plans or programs. It is understood that the Board of Directors may, in its sole discretion, establish, modify or terminate such plans or benefits.
     Section 5. Expense Reimbursement.
     The Corporation shall reimburse Executive for reasonable and customary business expenses incurred in the conduct of the Corporation’s business in accordance with the Corporation’s policy. Executive agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement. The Corporation agrees to make prompt payment to the Executive following receipt and verification of such reports.
     Section 6. Paid Time Off.
     Executive shall be entitled to the same weeks of paid time off leave each year that are provided to similarly-situated executives of the Corporation pursuant to the Company’s paid time off leave policy, which shall be taken at such time or times as may be approved by the Corporation and during which Executive’s compensation hereunder shall continue to be paid.
     Section 7. Termination and Survival of Obligations.
     (a) Notwithstanding the termination of this Agreement or the termination of Executive’s employment for any reason, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination of this Agreement shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 8, 9 and 10 of this Agreement (except as otherwise provided in those Sections).
     (b) Executive’s employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.
     (c) This Agreement shall terminate upon death of Executive; provided, however, that in such event the Corporation shall pay to the estate of Executive the salary which otherwise would be payable to Executive through the end of the month in which his death occurs.
     (d)(1) The Corporation may terminate Executive’s employment other than for “Cause”, as defined in Section 7(e), at any time upon written notice to Executive, which termination shall be effective immediately. Executive may resign thirty (30) days after notice to the Corporation for “Good Reason”, as hereafter defined. Provided the Executive signs a release and waiver of claims reasonably satisfactory to the Corporation, in the event the Executive’s employment terminates pursuant to this Section 7(d)(1), Executive shall receive:

(i)	His salary earned through the date of termination; and

(ii)	An amount equal to one times the sum of (A) his rate of base salary in effect immediately preceding such termination; and (B) the amount of the bonus, if any, paid to Employee during the calendar year preceding the calendar year in which his employment terminates; and

(iii)	Any bonus or other short term incentive compensation earned, but not yet paid, for a year prior to the year in which his employment terminates; and

(iv)	If Executive timely elects COBRA coverage, his current benefits under group health and dental plans will continue at the rates paid by active participants and for one year the Corporation will continue to pay its portion of the premiums during this period, but in no event shall such benefits continue beyond the period permitted by COBRA and periods of coverage under this Agreement shall offset Executive’s period of coverage under COBRA.
     Any amount due under Section 7(d)(1)(i) shall be paid at the end of the payroll period that follows the payroll period in which his employment terminates.
     Fifty-eight percent (58%) of any amount due under Section 7(d)(1)(ii) shall be paid on the first day of the seventh month following the date his employment terminates and the balance shall be paid in equal monthly installments on the first day of the five (5) succeeding months.
     Any amount due under Section 7(d)(iii) shall be paid on the later of the end of the payroll period that follows the payroll period in which his employment terminates or the date that bonus payments are made to other executives of the Corporation for the prior years.
     (d)(2) Notwithstanding anything in this Agreement to the contrary, if Executive breaches Section 8 or 9 of this Agreement, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to Section 7(d)(1).
     (d)(3) The Corporation shall not be required to make payment of, or provide any benefit under, Section 7(d)(1) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
     (d)(4) For purposes of this Agreement, Good Reason shall mean:
(i)	The assignment of duties to the Executive by the Corporation which result in the Executive having significantly less authority or responsibility than he has on the date hereof without his express written consent;

(ii)	Requiring the Executive to maintain his principal office or offices outside of the counties of Henrico or Essex, Virginia, unless the Corporation moves its principal executive offices to the place to which the Executive is required to move;

(iii)	A reduction by the Corporation of the Executive’s base salary, as the same may have been increased from time to time;

(iv)	The Corporation’s continued failure to comply with any material term of this Agreement after thirty (30) days prior written notice from Executive.
Notwithstanding the foregoing, a change in Executive’s title to Senior Vice President and Chief Accounting Officer, and any related change in Executive’s duties from those Executive is assigned as Senior Vice President and Chief Financial Officer to those assigned to him as Senior Vice President and Chief Accounting Officer, shall not constitute Good Reason for purposes of this Agreement.
     (e) The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall mean material failure of the Executive to perform his duties under this Agreement, incompetence, unlawful business conduct, theft, commission of a felony, a material violation of the Corporation’s work rules or policies; or a material breach of this Agreement. The term “Cause” also shall include conduct that results in, or that in the reasonable judgment of the Corporation’s board of directors, is likely to result in, material damage to the Corporation. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.
     (f) The Corporation may terminate Executive’s employment under this Agreement, after having established that the Executive is unable to perform his obligations under this Agreement because of the Executive’s disability by giving to Executive written notice of its intention to terminate his employment for disability. Executive’s employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if, within 90 days after such receipt, Executive shall fail to return to the full performance of the essential functions of his position (and if Executive’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld; or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Executive, whichever shall be more favorable to Executive. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.
     (g) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Corporation’s affairs by a notice served pursuant to the Federal Deposit Insurance Act,

the Corporation’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
     (h) The Corporation and Executive are parties to a Change in Control Agreement of even date herewith and it is their intent that following any change in control of the Corporation (as defined in such Change in Control Agreement), that Executive’s right to severance pay or other benefits following a termination of employment shall be governed by such Change in Control Agreement and that no such benefits shall be payable under this Agreement.
     Section 8. Confidentiality/Nondisclosure.
     Executive acknowledges that the information, observations and data obtained by Executive while employed by the Corporation concerning the business, customers or affairs of the Corporation (“Confidential Information”) are the property of the Corporation and that the protection of such information is of vital importance to the Corporation’s business. Executive covenants and agrees that Executive shall not, directly or indirectly, at any time disclose to any unauthorized person or third party, or use for Executive’s own purposes any Confidential Information without the proper written consent of the Corporation, other than in connection with the usual conduct of the business of the Corporation. Such Confidential Information shall expressly include, but shall not be limited to, information concerning the Corporation’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment, the Executive shall deliver to the Corporation all property in his possession which belongs to the Corporation including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection. This Section 8 shall not be applicable to any Confidential Information which (i) has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions or (ii) which Executive is required to disclose pursuant to an order of a court of competent jurisdiction; provided that prior to making such disclosure Executive provides a copy of such order and the proposed disclosure to the Corporation and allows the Corporation reasonable opportunity to comment on the proposed disclosure.
     Section 9. Covenant Not to Compete and Related Covenants.
     (a) This Section 9(a) shall cease to apply if (i) Executive’s employment with the Corporation is terminated for “Cause,” as defined in Section 7(e) of this Agreement, or (ii) if the Agreement terminates under Section 2, at the end of its three-year term, without Executive’s having become entitled to payment under Section 7. Except as provided in the preceding sentence, during the term of this Agreement and throughout any further period that he is an employee of the Corporation, and for the longer of:

     (x) twelve (12) months from and after the date that Executive is (for any reason, other than his termination by the Corporation for “Cause”) no longer employed by the Corporation; or
     (y) for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive.
the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person currently employed by the Corporation to terminate his or her relationship with the Corporation.
     (b) The parties intend that the covenant and restriction in this Section 9 be enforceable against Executive regardless of the reason that his employment by the Corporation may terminate (except as otherwise specifically provided in Sections 9(a), above). The existence of any claim or cause of action by the Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the restrictive covenant set forth in Sections 8 and 9 of this Agreement.
     (c) The Executive agrees that the covenant in this Section 9 is reasonably necessary to protect the legitimate interests of the Corporation, is reasonable with respect to the time and territory and does not interfere with the interests of the public. The Executive further agrees that the description of the covenant contained in this Section 9 is sufficiently accurate and definite to inform the Executive of the scope of the covenant. Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the Corporation’s rights hereunder.
     Section 10. Injunctive Relief, Damages, Etc.
     The Executive agrees that, given the nature of the positions held by Executive with the Corporation, each and every one of the covenants and restrictions set forth in Section 9 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Section 9 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, and legal costs and actual attorneys fees incurred by the Corporation as a result of taking action to enforce, or recover for any breach of Section 9. The covenant contained in Section 9 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.

     Section 11. Invalid Provisions.
     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 12. Notices.
     Any and all notices, designations, consents, offers, acceptance or other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its Chairman and Chief Executive Officer or in the case of Executive to his last known address.
     Section 13. Governing Law.
     Except where preempted by federal law, the Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.
     Section 14. Assumption
     By its signature hereto, Community Banker’s Acquisition Corp. acknowledges that when the Merger is effective, it will succeed to all of the rights and obligations of the Corporation hereunder. Executive agrees that the Corporation’s rights hereunder shall be enforceable by Community Banker’s Acquisition Corp. after the Merger is effective.
     Section 15. Captions.
     The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TRANSCOMMUNITY FINANCIAL CORP.

By:	/s/ Bruce B. Nolte
Name:	BRUCE B. NOLTE

President & CEO

By:	/s/ Patrick J. Tewell

Patrick J. Tewell
[This space intentionally left blank.]

     Community Banker’s Acquisition Corp. hereby executes this Agreement for the limited purpose described in Section 14.

COMMUNITY BANKER’S ACQUISITION CORP.

By:	/s/ Gary A. Simanson
Its:	President and Chief Executive Officer